Exhibit 4.7

ASSET PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is dated the 31st day of October, 2008.

BETWEEN:

TJJ HOLDINGS INC., a British Columbia corporation with a registered and records office at Suite 300 — 576 Seymour Street, Vancouver, British Columbia V6B 3K1

(the "Vendor")

AND:

ARRIS RESOURCES INC., a British Columbia corporation with a registered and records office at Suite 1000 — 925 West Georgia Street, Vancouver, British Columbia V6C 3L2

(the "Purchaser")

WHEREAS:

A.

The Vendor is the recorded holder of and holds beneficial interest in and to the Assets (as hereinafter defined and

B.

The Vendor has agreed to sell, assign and transfer to the Purchaser, and the Purchaser has agreed to purchase and accept from the Vendor, all of the Vendor's actual or purported interest in and to the Assets, including without limitation its beneficial interest in and to the Assets

NOW THEREFORE in consideration of the mutual covenants set out in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties represent, covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1

Definitions

In this Agreement:

(a)

"Assets" means the mineral claims registered in the MTO System and listed in Schedule "A" hereto.

(b)

"Closing" means the place, date and time mutually agreed to by the parties to complete the transaction contemplated hereby.

(c)

"Mineral Titles Office" means the Mineral Titles Branch of the British Columbia Ministry of Energy, Mines and Petroleum Resources.

(d)

"MTO System" means the Mineral Titles Online internet-based system for mineral tenure acquisition and title maintenance, maintained by the Mineral Titles Office.

(e)

"Purchase Price" has the meaning ascribed to such term in Section 2.2 of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF ASSETS AND PURCHASE PRICE

2.1

Purchase and Sale of Assets

The Vendor hereby sells, assigns and transfers to the Purchaser, and the Purchaser hereby purchases and acquires from the Vendor, all of the Vendor's actual, or purported, interest in and to the Assets on the terms and conditions hereinafter set forth.

2.2

Purchase Price

The purchase price payable by the Purchaser to the Vendor for the Assets shall be the aggregate sum of US$250,000 (the "Purchase Price"). The Purchaser shall satisfy payment of the Purchase Price by delivering to the Vendor at Closing a cheque or bank draft payable to "TJJ Holdings Inc." in the aggregate amount of the Purchase Price.

2.3

Additional Documentation

The Vendor will provide at Closing any required notices of transfer, quitclaim deeds or other documentation necessary to complete or evidence the transfer of the Vendor's interest in and to the Assets to the Purchaser.

2.4

Filing of Documentation

On the date of Closing the Purchaser will file all necessary documentation with the Mineral Titles Office, Gold Commissioner's Office or such other governmental office as required, to transfer full beneficial and legal title to the Assets to the Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1

Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser that it is the sole beneficial owner of the Assets and that it has the right and authority to sell, transfer and assign to the Purchaser its entire interest in and to the Assets.

ARTICLE 4

GENERAL

4.1

Further Assurances

Each party hereto will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

4.2

Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

4.3

Successors and Assigns

This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective heirs, executors, administrators, trustees, receivers, successors and assigns.

4.4

Entire Agreement

This Agreement states the entire agreement between the parties hereto with respect to the purchase and sale of the interest of the Vendor in and to the Assets. No amendments shall be made to this Agreement unless in writing, executed by the parties.

4.5

Counterparts

This Agreement may be executed in counterparts and may be delivered by facsimile or email transmission, each of which when executed and delivered by either of the parties to the other shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

4.6

Headings

The insertion of headings in this Agreement is for convenience of reference only and does not affect the construction or interpretation of the provisions of this Agreement.

4.7

Severability

If one or more provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such provision shall be severable from this Agreement, in which event this Agreement shall be construed as if such provision had never been contained herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

TJJ HOLDINGS INC.

By:	/s/ Thomas Kennedy
Name:	Thomas Kennedy
Title:	Director

ARRIS RESOURCES INC.

By:	/s/ Lucky Janda
Name:	Lucky Janda
Title:	President

Schedule "A"

ASSETS

TENURE NUMBER	TENURE TYPE	CLAIM NAME	OWNER	MAP NUMBER	GOOD TO DATE	STATUS	AREA
557726	Mineral	MOLY 1	218311 (100%)	104N	2008/dec/15	GOOD	373.857
557728	Mineral	MOLY2	218311 (100%)	104N	2008/dec/15	GOOD	259.978
558244	Mineral	MOLY3	218311 (100%)	104N	2008/dec/15	GOOD	162.615
558245	Mineral	MOLY4	218311 (100%)	104N	2008/dec/15	GOOD	325.107
558784	Mineral	MOLY5	218311 (100%)	104N	2008/dec/15	GOOD	406.399
558787	Mineral	MOLY6	218311 (100%)	104N	2008/dec/15	GOOD	259.989
558788	Mineral	MOLY7	218311 (100%)	104N	2008/dec/15	GOOD	389.984
558789	Mineral	MOLY8	218311 (100%)	104N	2008/dec/15	GOOD	373.631
558790	Mineral	MOLY9	218311 (100%)	104N	2008/dec/15	GOOD	389.819
558791	Mineral	MOLY10	218311 (100%)	104N	2008/dec/15	GOOD	406.617
558792	Mineral	MOLY11	218311 (100%)	104N	2008/dec/15	GOOD	406.619
558793	Mineral	MOLY11	218311 (100%)	104N	2008/dec/15	GOOD	406.361
558794	Mineral	MOLY13	218311 (100%)	104N	2008/dec/15	GOOD	406.362
558795	Mineral	MOLY14	218311 (100%)	104N	2008/dec/15	GOOD	406.143
562965	Mineral	M1	218311 (100%)	104N	2008/dec/15	GOOD	276.459
562981	Mineral	M2	218311 (100%)	104N	2008/dec/15	GOOD	178.927
573855	Mineral	MO 1	218311 (100%)	104N	2009/j an/16	GOOD	113.734
583081	Mineral	MOLY15	218311 (100%)	104N	2009/apr/29	GOOD	292.798
583103	Mineral	MOLY16	218311 (100%)	104N	2009/apr/29	GOOD	243.967
583108	Mineral	MOLY16	218311 (100%)	104N	2009/apr/29	GOOD	243.998
583116	Mineral	TKMOLY	218311 (100%)	104N	2009/apr/29	GOOD	390.55
586661	Mineral	TK 2	218311 (100%)	104N	2009/jun/21	GOOD	113.867